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                                                                     EXHIBIT 5.1

                               Winston & Strawn
                              35 W. Wacker Drive
                              Chicago, IL  60601

                               January 19, 2001


MediChem Life Sciences, Inc.
2501 Davey Road
Woodridge, Illinois 60517

Ladies and Gentlemen:

          We have acted as special counsel to MediChem Life Sciences, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") relating to the registration of 4,500,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), issuable upon the exercise of certain stock options ("Options") that may be issued pursuant to the Company's 1998 Incentive Compensation Plan and 2000 Stock Incentive Plan (the "Plans").

          This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Certificate of Incorporation of the Company, as currently in effect; (iii) the By-laws of the Company, as currently in effect; (iv) the Plans; and (v) resolutions of the Board of Directors of the Company relating to, among other things, the reservation of issuance of the Common Stock, the filing of the Registration Statement and the approval of the Plans. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Company's Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each Option prior to the issuance thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

          Based upon and subject to the foregoing, we are of the opinion that all Shares issued pursuant to the Plan will be, upon payment of the specified exercise price therefor, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                        Very truly yours,

                                        /s/  Winston & Strawn